Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Pam Sullivan	Karen Vahouny
Phase Forward	Qorvis Communications
781-902-4502	703-744-7809
pam.sullivan@phaseforward.com	kvahouny@qorvis.com

PHASE FORWARD ANNOUNCES DIRECTOR RESIGNATION

WALTHAM, MA. – September 30, 2005 – Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, announced today that Franklyn A. Caine has resigned as a member of the Board of Directors.  As a result of this resignation, Mr. Caine also resigned his positions from the company’s Audit and Finance Committee, which he chaired, and the Governance, Nominating and Compliance Committee.  The resignations are effective today.

Mr. Caine joined Phase Forward’s Board of Directors in October 2003 to help the company prepare for an eventual initial public offering, which took place in July of 2004.  Mr. Caine has served as a member of Phase Forward’s Audit and Finance Committee since joining the Board in October 2003, and has chaired the committee continuously since March 2004.  The committee will be chaired by an existing Board member.

“Frank was instrumental in helping Phase Forward transition from a venture-backed company to the public markets and helped all of us anticipate the requirements associated with being publicly traded,” said Bob Weiler, president and CEO of Phase Forward.  “I will personally miss Frank’s presence in the Boardroom.”

“It has been a distinct pleasure to have served with the other members of the Phase Forward Board,” said Mr. Caine.  In his resignation, Mr. Caine cited the time constraints associated with his professional commitments to other private or start-up companies.

Mr. Caine’s departure leaves six Directors on the Board. “We continuously evaluate the composition of our Board and are routinely introduced to highly qualified individuals who might be a good fit, as evidenced by the recent addition of Eve Slater to our Board,” said Mr. Weiler.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions in electronic data capture (EDC), clinical data management (CDM), and adverse event reporting (AER) to help pharmaceutical, biotechnology, and medical device companies bring needed drugs and therapies to market faster and more safely. Lincoln Technologies, acquired by Phase Forward in August of 2005, delivers solutions for pharmacovigilance, data standardization, and safety signal detection. The combined companies’ products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 220 organizations and regulatory agencies worldwide including: AstraZeneca, Biogen Idec, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, FDA, GlaxoSmithKline, Guidant, MHRA, NIH, Procter & Gamble, Quintiles, Sanofi-Aventis, Schering-Plough Research Institute, and Serono. Additional information about Phase Forward is available at www.phaseforward.com.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations concerning the membership of its Board of Directors.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the ability of Phase Forward to attract and retain qualified candidates for its Board of Directors.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Quarterly Report on Form 10-Q.

— # # # —